NEWS RELEASE
TSX: SCY
NOVEMBER 20, 2018
NR 18-11
www.scandiummining.com

SCANDIUM INTERNATIONAL SIGNS LETTER OF INTENT WITH AUSTAL LTD.

Reno, Nevada, November 20, 2018 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has signed a Letter of Intent (“LOI”) with Austal Ltd. (“Austal”), to test scandium-containing aluminum alloys in marine applications. Austal is an Australian-based global shipbuilding company that specializes in the design, construction and support of both defense and commercial vessels. Austal is the world’s largest aluminum shipbuilder and Australia’s largest defense exporter.

The LOI calls for the Company to contribute various aluminum alloy samples containing scandium, for testing by Austal and potentially other third-party testing groups, to determine suitability in marine and defense applications. The Company intends to publicly report a summary of the results at the conclusion of the program.

LOI AGREEMENT HIGHLIGHTS:

  LOI defines specific alloy sample contributions by the Company to Austal,
  Austal will test various properties on the samples, to determine suitability for marine use, in both commercial and military applications,
  Testing results are to be shared, understood, possibly publicly disclosed, recognizing any intellectual property discovery,
  Austal is a leading global supplier of large high-speed marine vessels, typically with both hull and superstructure fabricated from aluminum, and
  Successful testing results potentially form a basis of marine certification and use of Al-Sc alloys in various marine applications, leading to stronger and lighter vessels.

DISCUSSION:

Austal Ltd. Is an Australian public corporation, listed on the Australian Stock Exchange (ASB.ASX), headquartered in Henderson, Western Australia, (Australia). The company has over 5,200 employees, and shipbuilding facilities in Perth, Australia, Mobile, Alabama (USA), Vung Tau, Vietnam and Balamban, Cebu (Philippines). The company maintains a focus on research and development of emerging maritime technologies and cutting-edge ship designs, and is today a recognized world leader in the design and construction of large aluminum commercial and defense vessels,

In over thirty years of operation, Austal has constructed over 300 vessels for 100 operators in 54 countries around the world. Austal’s extensive product range includes passenger and vehicle-passenger ferries, patrol boats, high speed support vessels, surface combatants and revolutionary, multi-role vessels. Specifically,

  Austal’s USA shipyard is serving as the center of manufacturing for the Littoral Combat Ship (LCS) and Expeditionary Fast Transport (EPF) programs for the US Navy. The company has delivered a total of nine Independence Class Littoral Combat Ships to the US Navy, and in September 2018 announced the award of two more ships (#16 and 17) in class, valued at A$1.6Bn.

  Austal’s commercial shipbuilding facilities in the Philippines and Vietnam specialize in high speed passenger, vehicle-passenger ferries, offshore crew transfer and windfarm vessels for growing South East Asia markets and beyond.

  Austal’s Australian shipyards build a combination of both naval and commercial vessels for the Australian domestic market and for export globally. Australia also serves as the Group headquarters and a vessel design and new technology hub.

Austal’s order book is approximately A$3Bn currently, representing 47 ships either under construction or ordered.

In addition to shipbuilding operations, Austal also provides vessel maintenance and support services from facilities in the United States, Australia and the Middle East, along with a network of partner service providers located throughout the world.

More information on Austal Ltd. can be found on their website, www.Austal.com.

George Putnam, CEO of Scandium International Mining Corp. commented:

“We are very pleased to add Austal to our list of partners exploring scandium’s advantages in marine/naval applications. Austal is a design-leader in high-speed marine vessels utilizing aluminum hulls and superstructures for lightweight design and fast, efficient performance. We believe scandium additions will deliver unique and useful property values in marine environments, and we believe Austal represents an ideal partner to determine their applicability.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project owned by our 100% held Australian subsidiary, EMC Metals Australia Pty Limited, has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

For inquiries to Austal Ltd., please contact:

Gemma Whiting - Government Relations
Mobile: +61 (0)408 982 727
Email: gemma.whiting@austal.com

Austal Ltd. Website: www.austal.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.